UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CME GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following information was distributed or made available on after April 13, 2012 by the Class B-1 nominee, Gary Lark:

Dear        ,

I imagine you have received my letter requesting you vote for me for CME Group B-1 Director. Since we have known each other for so many years on the trading floor I wanted to ask for your vote in a more personal way. I continue conducting my business from the trading floor and miss regular contact with people like you. It is important that the voice of someone as intimately involved with the floor community as I am is heard on board of directors. Your vote is needed and appreciated.

Gary Lark

*   *   *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 23, 2012. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

The following information was distributed or made available on after April 13, 2012 by the Class B-1 nominee, Gerard Shannon:

Testimonials for Gerard Shannon:

“Gerard Shannon has a strong grasp of the complex and constantly evolving landscape of the trading industry, and I believe that he is the best candidate to serve as our Class B-1 director. He has the experience and he has the vision.”

~ John Newhouse (JN), Director of John F. Newhouse & Company and Gator Trading Company; 16-year veteran CME Group Board Member

“Gerard Shannon is a great communicator, and I believe that he will listen to the needs and concerns of the CME Group customers and shareholders.”

~ Irwin Rosen, (IRV) Past CME Board Member, 1997-2001

“I have traded with Gerard for eighteen years and am convinced that he is the man who can best serve as our Class B-1 director as the exchange faces the challenges ahead.”

~ Chris Lang (CHL)

“I believe that Gerard will bring balance and value to the CME Group Board of Directors, and I support his election as the Class B-1 director.”

~ Pat Mulchrone (PJM)

“Gerard Shannon: experienced, knowledgeable, ethical. He would be a great addition to the CME Group Board of Directors.”

~ Patrick J. Kenny, Vice President, CQG

“As a current Board Member of a publicly traded exchange, I know firsthand the challenges and responsibilities that come with that role; I believe that Gerard Shannon has the wisdom and experience that is required, and that he will make an excellent Class B-1 director.”

~ Tom Anderson, Chief Commercial Officer, ABN AMRO Clearing Chicago LLC; Member, Board of Directors, NYSE ARCA Equities, Inc.